UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Shutterfly, Inc.

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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL

MEETING OF STOCKHOLDERS ON MAY 23, 2018

Shutterfly’s Independent Directors Urge You to Vote

FOR Our Proposal to Amend Our 2015 Equity Incentive Plan

and FOR the Election of the Director Nominees

May 14, 2018

Dear Fellow Shutterfly Stockholder:

We are writing to ask for your critical support for the agenda items for the upcoming 2018 Annual Meeting of Stockholders of Shutterfly, Inc. Our Board of Directors unanimously recommends that you vote FOR all proposals, but in particular would like to draw your attention to the Proposal to Amend the 2015 Equity Incentive Plan (“Proposal 4”) and the Election of the Director Nominees (“Proposal 1”).

If approved by stockholders, the 2015 Plan Amendment would authorize an additional 900,000 shares of common stock, plus those shares remaining under the 2015 Plan, for grant for our named executive officers and other employees. The amount of additional shares authorized by the Amendment would represent approximately 2.7% of the total shares of common stock outstanding as of the record date. The Board and the Compensation and Leadership Development Committee of the Board have been fully engaged and diligent in determining the number of shares requested, taking into account a number of relevant factors, including anticipated hiring and retention needs, the intended mix of stock options and restricted stock units, and the appreciation in the company’s stock price after announcing the Lifetouch acquisition (which results in a significant decrease in the number of shares requested relative to recent years).

Linking Compensation with Performance

At the beginning of 2017, we refined our business strategy around four key areas of focus:

1.	simplifying the process of creating and purchasing personalized products

2.	expanding the range of products,

3.	pivoting to mobile, and

4.	leveraging our manufacturing platform for business customers.

As the first step of our long-term strategy, we made the decision to restructure our Consumer business, simplifying our brand portfolio and shifting customers to our flagship Shutterfly.com website. We believed effectively executing our strategy would position the company to deliver sustainable, profitable growth and create value for our stockholders. We delivered strong results during 2017, setting us up for success in 2018 and beyond.

Under the leadership of our executive team, we exceeded our plan for 2017, delivering 5% growth in net revenues and 12% growth in Adjusted EBITDA. In addition, after the close of 2017, we announced our agreement to acquire Lifetouch, a national leader in school photography. We are targeting a minimum of $450 million in Adjusted EBITDA by 2020, through the strength of each other’s core businesses as well as our realization of unique revenue and cost synergies available from combining our two complementary companies. By executing our long-term strategy, we delivered strong financial performance and created value for our stockholders over the past year. Our 1-year total stockholder return (TSR) over calendar year 2017 was -0.9%. However, we believe it is also relevant to evaluate TSR from the day after the release of our 2016 Fourth Quarter Earnings (February 2, 2017) through the day after the release of our 2017 Fourth Quarter Earnings and Lifetouch acquisition announcement (January 31, 2018). Over this period reflecting when our 2017 financial results were publicly-disclosed, our total stockholder return was 55.9% compared to 16.0% for the Russell 2000 index.

Key Considerations in Approving the 2015 Plan

In approving the 2015 Plan, our Board of Directors and Compensation and Leadership Development Committee (the “Committee”) have conducted a thorough review of stockholder feedback, market and peer practices, and internal needs. In reaching their determination, the Board and the Committee believe that it is important for stockholders to consider the following factors:

•	We Have Materially Reduced Stockholder Value Transfer: Since 2014, we have reduced our annual “stockholder value transfer”[1] from 4.91% to 2.98% in 2017, which we believe is appropriately competitive with our peer group of technology companies. We project this number to decline further in 2018 to 2.78%, which reflects our continuing commitment to strike a balance between the potential dilutive effect of equity awards and the ability to attract, retain and reward employees whose contributions are critical to the long-term success of the company.

•	We Compete for Talent in a Highly Competitive Technology Sector: Although Shutterfly is often categorized as a retail company, we do not believe that the retail sector is the appropriate frame of reference for evaluating our executive compensation practices. Retail companies tend to place more emphasis on cash compensation, and therefore exhibit lower use of equity. Given our significant online presence and heavy focus on technology, our primary competitors in the talent market tend to be technology-enabled software / media / consumer services companies, rather than retailers, all of which tend to have higher equity utilization rates.

•	We Have Significantly Lowered Our Compensation Expense: Over the past four years, our stock-based compensation expense has declined by nearly 30%, from approximately $62 million in 2014 to approximately $44 million in 2017. By carefully managing our equity compensation program, we have improved our earnings quality and helped drive sustainable profitable growth.

•	We Were Informed by a Robust Stockholder Engagement Process: Over the last few years, we have spoken with stockholders representing more than 50% of our common shares outstanding, discussing, among other issues, our executive compensation program and making substantive changes in response.

•	Specifically, stockholders asked that we improve the quality of earnings and deliver profitable growth and, in response, we:

[1]	We define “stockholder value transfer” as the aggregate grant date fair value of equity compensation awards granted during the year divided by the weighted average market capitalization at the time of grant.

•	Changed our bonus plan for 2017 to be based only on Adjusted EBITDA, which now provides clarity of focus on profitability for the executive team and our broader employee base.

•	Outside of the compensation program, we have also focused on financial discipline and become more strategic in our investments on high-value initiatives, reducing capital expenditures as a percent of revenue by 20% over the last two years.

•	Specifically, stockholders asked that we tie long-term incentives to value creation for stockholders and, in response, we:

•	Changed the performance-based component of our long-term incentive program from RSUs tied to 1-year Adjusted EBITDA goals to stock options, first with our CEO’s 2016 hiring award and then for our other NEOs in their 2017 annual grants. Our Board, as well as several key stockholders, views stock options as an effective, performance-based long-term incentive vehicle. Our overall compensation program emphasizes a long-term orientation with near-term financial and operational discipline.

Plan Features

We intentionally designed the 2015 Plan to incorporate evolving best practices in equity compensation plans, and the 2015 Plan Amendment does not impact the plan’s key risk mitigation features intended to protect the interests of our stockholders, including:

•	Eliminating “evergreen” share replenishment features;

•	Double-trigger vesting acceleration upon a change in control;

•	Applying a clawback policy to all awards;

•	Prohibiting option repricing without stockholder approval; and

•	Placing an annual limit on non-employee director compensation.

Director Eva Manolis’ independence and her presence on the Governance Committee

Although Mr. Manolis was a co-founder of the company, she ceased to be an employee of Shutterfly more than ten years ago, before we went public. And while she held a senior management role as Senior Vice President of Products, she was never one of our named executive officers. Additionally, she brings valuable expertise in product innovation and user experience, and possesses a deep understanding of our brand and our mission. She is considered independent by Nasdaq listing standards and by applicable SEC rules and regulations, and we believe that it would be inappropriate to classify her as non-independent on the basis of decades-old relationship.

Director Elizabeth Sartain

Given that Ms. Sartain only joined our Board of Directors in December 2016, we do not believe that it would be appropriate to hold her responsible for compensation decisions that pre-dated her tenure. That being said, while compensation may have appeared out-sized in 2016 due to up-front make-whole equity grants for our new CEO, compensation levels this year have “normalized” and declined significantly. Additionally, as former Chief People Officer at Yahoo! and Vice President of People at Southwest Airlines, Ms. Sartain has extensive experience as a senior human resources leader, and we believe that her expertise is well-suited to our Board of Directors and the Compensation and Leadership Development Committee in particular.

Conclusion

We firmly believe that the 2015 Plan Amendment and the election of the Director Nominees are critical components of our long-term success and are in the best interests of our stockholders. We ask that you consider the foregoing context before casting your vote for our upcoming Annual Meeting.

THE SHUTTERFLY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE RESOLUTION TO APPROVE PROPOSAL 4 AND FOR

THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1

Sincerely,

The Compensation and Leadership Development Committee of the Shutterfly, Inc. Board of Directors